EXHIBIT 3.2

                         ARTICLES OF INCORPORATION

                                   OF

                         MOUNTAIN EAGLE HOMES, INC.


     KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator, being a natural person of the age of eighteen years or more, and acting as incorporator of this corporation under the Colorado Business Corporation Act, does hereby adopt these Articles of Incorporation:

                                 ARTICLE I
                                   NAME

     The name of the Corporation shall be: Mountain Eagle Homes, Inc.

                                 ARTICLE II
                           PRINCIPAL STREET ADDRESS

     The principal street address of the Corporation shall be: 5770 South Beech Court, Greenwood Village, Colorado 80121.

                                 ARTICLE III
                             PERIOD OF DURATION

     The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

                                 ARTICLE IV
                                CAPITAL STOCK

     1. The aggregate number of shares which this Corporation shall have authority to issue is One Thousand (1,000) shares of no par value each, which shares shall be designated "Common Stock."

     2. Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the Colorado Corporation Code, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. When, with respect to any action to be taken by shareholders of this Corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof. Cumulative voting shall not be allowed in the election of directors of this Corporation.

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                                  ARTICLE V
                               INDEMNIFICATION

     The Corporation may indemnify any director, officer, employee, fiduciary, or agent of the Corporation to the full extent permitted by the Colorado Business Corporation Act as in effect at the time of the conduct by such person.

                                  ARTICLE VI
                                  AMENDMENTS

     The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the Colorado Business Corporation Act.

                                 ARTICLE VII
                              ADOPTION OF BYLAWS

     The initial Bylaws of the Corporation shall be adopted by its board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

                                 ARTICLE VIII
                          INITIAL BOARD OF DIRECTORS

     The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation. The initial board of directors of the Corporation shall consist of one (1) director. The name and address of the person who shall serve as director until the first annual meeting of shareholders and until her successor is elected and shall qualify is:

         Timothy J. Brasel          5770 South Beech Court
                                    Greenwood Village, Colorado  80121

                                 ARTICLE IX
                         LIMITATION OF LIABILITY OF
                 DIRECTORS TO CORPORATION AND SHAREHOLDERS

     No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S.
Section 7-108-403 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-102-102 and/or C.R.S. Section 7-103-102.




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                                 ARTICLE X
                   REGISTERED OFFICE AND REGISTERED AGENT

     The address of the initial registered office of the Corporation is 600 17th Street, Suite 2700, Denver, Colorado 80202, and the name of the initial registered agent at such address is Jon D. Sawyer. Further the registered office or the registered agent may be changed in the manner permitted by law. The undersigned consents to his appointment as registered agent of the Corporation.

Dated:  May 31, 2001               /s/ Jon D. Sawyer
                                   Jon D. Sawyer

                               ARTICLE XI
                              INCORPORATOR

     The name and address of the incorporator is Jon D. Sawyer, 600 17th Street, Suite 2700, Denver, Colorado 80202.

                                  /s/ Jon D. Sawyer
Dated:  May 31, 2001              Jon D. Sawyer, Incorporator










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